UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2016

Charles & Colvard, Ltd.

(Exact name of registrant as specified in its charter)

North Carolina	000-23329	56-1928817
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

170 Southport Drive
Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

(919) 468-0399

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 15, 2016, the Board of Directors (the “Board”) of Charles and Colvard, Ltd. (the “Company”) appointed Clint J. Pete, the Company’s current Corporate Controller, as the Interim Chief Financial Officer until the hiring of a permanent chief financial officer, effective as of December 2, 2016, the effective date of the resignation of Kyle S. Macemore, the Company’s current Chief Financial Officer, which was previously disclosed. Mr. Pete will retain his position as Corporate Controller of the Company, which he has held since June 2016.

Clint J. Pete, age 54, has served as Corporate Controller of the Company since June 2016. Mr. Pete mostly recently served as Director of Business Planning for Oracle Corporation, a cloud application company, from June 2013 to May 2016. Prior to his employment with Oracle, Mr. Pete served as Business Unit Controller, Global Signaling Solutions of Tekelec, a telecommunications company, from May 2011 to May 2013. At Tekelec, Mr. Pete also previously served as Global Revenue Controller. Prior to his employment with Tekelec, Mr. Pete served as Vice President of Finance and Controllers at Qualex Inc., a Kodak company. Before joining Qualex Inc., Mr. Pete held various management positions at Ernst & Young, LLP, an international public accounting firm. Mr. Pete holds a Bachelor of Business Administration degree in Accounting and Finance from Texas Tech University and is a Certified Public Accountant.

In connection with Mr. Pete’s appointment as Interim Chief Financial Officer, the Compensation Committee of the Company’s Board approved a 15% increase in the base salary of Mr. Pete, increasing his salary from $167,000 to $192,050, effective immediately and continuing during the period Mr. Pete serves as Interim Chief Financial Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Charles & Colvard, Ltd.

November 15, 2016	By:	/s/ Suzanne T. Miglucci
Suzanne T. Miglucci President and Chief Executive Officer